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                                                                  Exhibit 99.(d)



February 20, 1998

Fidelity Advisor Emerging Asia Fund, Inc.
82 Devonshire Street
Boston, MA 02109

Re:      Fidelity Advisor Emerging Asia Fund -- Annual Tender Offer

Dear Sirs:

We have acted as counsel to Fidelity Advisor Emerging Asia Fund, a Maryland corporation (the "Company"), in connection with the operation in 1998 of the Company's annual tender offer plan (the "Plan") intended to reduce or eliminate a market value discount of the Company's shares from net asset value. The Company is a closed-end regulated investment company the shares of which are traded on the New York Stock Exchange. The Company has over 1,000 shareholders and no shareholder has filed a Schedule 13D or a Schedule 13G under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder.

Under the Plan, during the first calendar quarter of each calendar year commencing in 1997, the board of directors of the Company has committed to conduct a tender offer for shares of its common stock on an annual basis under certain circumstances. During the fourth quarter of the previous calendar year, the board of directors is to fix in advance a period of 12 consecutive calendar weeks beginning during such fourth calendar quarter and ending in the immediately following first quarter for the purpose of calculating the average trading price of the Company's common stock. If the average of the closing prices of the common stock of the Company for the last trading day in each week during such 12-week period, on the principal securities exchange where such stock is listed, is below the initial offering price of $15.00 per share and represents a discount of 10% or more from the average net asset value of the Company as determined on the same days in the same period, a tender offer for up to 10% of the then outstanding shares of common stock of the Company will be conducted during such first calendar quarter, subject to certain conditions. Any such tender offer will be at a price equal to the net asset value of the common stock on a date subsequent to the Company's receipt of all tenders. If more shares are tendered than the Company is required to purchase, the Company will purchase shares tendered on a pro rata basis. A shareholder wishing to accept the tender offer must tender all (but not less than all) of the shares of common stock owned by such shareholder or attributed to him under Section 318 of the Internal Revenue Code of 1986, as amended (the "Code"), unless the Company has received a ruling from the Internal Revenue Service (the "Service"), or an opinion of counsel, that a tender of less than all of a shareholder's shares of common stock will not cause non-tendering shareholders to realize constructive distributions on their shares of common stock. You have proposed that a shareholder wishing to accept the tender offer be permitted to tender less than all the shares of common stock owned by such shareholder or attributed to him under Section 318 of the Code, provided that the shareholder tender at least 20% of such common stock, and you have asked that we render the present opinion letter in connection with such proposal.

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Fidelity Advisor Emerging Asia Fund, Inc.                                 Page 2
February 20, 1998




In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion. In addition, we have examined the Company's Registration Statement on Form N-2 dated March 18, 1994, relating to shares of common stock of the Company, filed with the Commission pursuant to the provisions of the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), each as amended, the Issuer Tender Offer Statement on Schedule 13E-4, filed with the Commission pursuant to the Section 13(e)(1) of the 1934 Act and the rules and regulations of the Commission thereunder. We have also assumed that a shareholder wishing to accept the tender offer will be required to tender at least 20% of the shares of common stock owned by such shareholder or attributed to him under Section 318 of the Code.

The opinions set forth below are based upon the Code, the regulations promulgated by the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on and subject to the foregoing, and such examinations of law as we have deemed necessary, it is our opinion that for U.S. Federal income tax purposes:

         (1) Each shareholder who tenders common stock that is held by such shareholder as a capital asset will realize capital gain or loss on the tender equal to the difference between the price paid by the Company for the shares purchased in the tender offer and the shareholder's adjusted basis in such shares, if such shareholder's proportionate interest in the common stock of the Company, including stock attributed to the shareholder under Section 318 of the Code, is reduced as a result of such tender, and following the tender such shareholder's proportionate interest in the common stock of the Company, including stock attributed to the shareholder under Section 318 of the Code, is less than 5%.

In the highly unlikely event that a tendering shareholder's proportionate interest in the common stock of the Company, including stock attributed to the shareholder under Section 318 of the Code, is not reduced as a result of the tender,(1) such shareholder will be deemed to receive a distribution from the Company equal to the amount of the price paid by the Company for the shares purchased in the tender offer. Such deemed distribution will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits. To the extent that such deemed distribution exceeds the Company's current and accumulated earnings and profits, it will reduce the tendering shareholder's adjusted basis in his shares. The amount by which such deemed distribution (not treated as a dividend) exceeds the shareholder's adjusted basis will be a capital gain in the hands of the shareholder.



---------------

(1) Such a situation could arise only if there is an oversubscription to the tender offer such that only a pro-rata portion of the shares tendered by each tendering shareholder are purchased. For example, if a shareholder tenders 20% of his shares and all other shareholders tender all their shares, the percentage shareholding of the shareholder who tenders only 20% of his shares will increase.


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Fidelity Advisor Emerging Asia Fund, Inc.                                 Page 3
February 20, 1998


No opinion is being rendered with respect to any shareholder tendering common stock in the Company whose proportionate interest in the common stock of the Company, including stock attributed under Section 318 of the Code, immediately after the tender is not less than 5%.

         (2) Shareholders who do not tender shares of common stock will not realize constructive distributions on their common stock as a result of the participation by other shareholders in the tender offer.

The opinions set forth in this letter represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. The opinions set forth herein may not be relied on by any person or entity other than you without our prior written consent.

Very truly yours,

/s/ Rogers & Wells LLP